Notice of Option Assumption and Conversion - Non-U.S. Optionees	Exhibit 4.8 RadiSys Corporation 5445 NE Dawson Creek Drive Hillsboro, OR 97124

FIRST_NAME-	Grant Number:	OPTION_NUMBER
LAST_NAME	Plan:	EQUITY_PLAN
ADDRESS_LINE_1	ID:	ACCOUNT_USER_DEFINED_FIELD4
ADDRESS_LINE_2
ADDRESS_LINE_3
CITY STATE
ZIPCODE
COUNTRY

Congratulations! Your Option under the Sixth Amended and Restated Continuous Computing Corporation 1998 Stock Incentive Plan, as amended (the “Plan”), has been assumed by RadiSys Corporation (the “Company”) and converted into an Option to purchase shares of Common Stock of the Company, subject to the terms and conditions of the Plan and this Notice of Option Assumption and Conversion - Non-U.S. Optionees (the “Notice”), as outlined below:

Date of Grant:
Date of Conversion to RSYS Option:
Vesting Commencement Date:
Exercise Price Per Non-Contingent RSYS Share:                OPTION_PRICE,'$
Total Number of Non-Contingent RSYS Shares:                 TOTAL_SHARES_GRANTED
Maximum Potential Number of Contingent Assumed Option RSYS Shares:
Type of Option:                                Non-qualified stock option
Expiration Date of Option:                            Tenth anniversary of the Date of Grant

Detailed Vesting Schedule
Shares                    Vest Type                Vest Date

 Note: All dates in mm/dd/yyyy format

A copy of the Plan and the Plan Prospectus, which contain important terms and conditions, can be accessed from http://radisphere.radisys.com under Human Resources/Compensation/Stock Plans/Plan Document and Prospectus. If you'd like a hard copy of the documents, please contact Kim Moore at 503-615-1744 or via email kim.moore@radisys.com. To obtain a copy of the most recent RadiSys Annual Report, go to www.radisys.com under Investors/Annual Reports. By accepting this Option and exercising any portion of your Option, you agree to comply with all the terms of the Plan and this notification. Any capitalized terms not defined herein will have the same meaning as set forth in the Plan. For the sake of clarity, a Subsidiary of the Company includes Continuous Computing Corporation.

The Plan is discretionary in nature and may be amended, cancelled, or terminated at any time. The assumption and conversion of Options is a one-time benefit and does not create any contractual or other right to receive a grant of Options or benefits in lieu of Options in the future.

Vesting and the duration of your Option are both subject to your continual employment with the Company or any of its Subsidiaries. Your Option is not transferable, does not imply any right to continued employment and may be exercised only by you.

Your vested Option only may be exercised to acquire whole shares of Common Stock and may not be exercised for any Contingent Assumed Option RSYS Shares unless and until such Contingent Assumed Option has been released as set forth in

Section 6.11 of that certain Agreement and Plan of Merger dated May 2, 2011 (the “Merger Agreement”). The maximum potential number of Contingent Assumed Option shares of Common Stock are listed above. Any Contingent Assumed Options that have not been released on the last scheduled release date set forth in Section 6.11 of the Merger Agreement will immediately terminate, and the related Contingent Assumed Option shares of Common Stock will not become available under your Option. You will not receive any payment or other consideration in respect of non-released Contingent Assumed Options.

When you exercise the Option, the Committee may require you to pay the purchase price of shares of Common Stock subject to the Option in a particular method of exercise, may allow you to exercise the Option only by means of a cashless exercise (either a cashless “sell all” exercise and/or a cashless “sell to cover” exercise) as it shall determine in its sole discretion, and/or may require you to sell any shares of Common Stock acquired under the Plan within a specified period following your termination of employment.

You agree to repatriate all payments attributable to the shares of Common Stock acquired under the Plan in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and any of its Subsidiaries, as may be required to allow the Company and any of its Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You understand that the Company and its Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, social insurance number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). You further understand that the Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the United States and elsewhere. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired pursuant to the Plan. You understand and further authorize the Company and/or any of its Subsidiaries to keep Data in your personnel file. You also understand that you may, at any time, review Data, require any necessary amendments to Data or withdraw the consents herein in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.

This Option shall not limit or restrict the right of the Company or the Subsidiary that employs you to terminate your employment or service at any time or for any reason (as may otherwise be permitted under local law). You will have no entitlement to compensation or damages in consequence of the termination of your employment by the Company or any of its or their Subsidiaries for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vest in any Option as a result of such termination or from the loss or diminution in value of the same and, upon the assumption and conversion of this Option, you will be deemed irrevocably to have waived such entitlement.

Termination of service (other than by reason of death or Permanent Disability) for purposes hereof shall be deemed to take place upon the earliest to occur of the following: (i) the date of your retirement under the normal retirement policies of the Company; (ii) the date of your retirement with the approval of the Committee because of disability other than Permanent Disability; (iii) the date you receive notice or advice that your service with the Company and its Subsidiaries is terminated; or (iv) the date you cease to render services to the Company and its Subsidiaries (absences for temporary illness, emergencies and vacations or leaves of absence of not more than 90 days' duration and approved in writing by the Committee excepted). Notwithstanding anything to the contrary in the Plan or this Notice, and for purposes of clarity, any termination of service shall be effective as of the date your active employment ceases and shall not be extended by any statutory or common law notice of termination period. The fact that you may receive payment from the Company after termination for vacation pay, for services rendered prior to termination, for salary in lieu of notice or for other benefits shall not affect the termination date.

The Committee shall have the full authority, in its sole discretion, to specify any rules, procedures, adjustments or matters with respect to the Plan or any Options issued under the Plan in connection with any reorganization, merger, reverse merger, recapitalization, reclassification, stock split, reverse split, combination of shares, sale of all or substantially all of the assets of the Company, sale of the Company or other corporate event or transaction, including, without limitation, modifying any applicable vesting provisions, adjusting the amount of outstanding Options, and/or terminating the Plan. The Committee shall not be obligated to take any action, but any determination by the Committee, and the extent thereof, shall be final, binding and conclusive. No fractional shares of stock shall be issued under the Plan or in connection with any such adjustment.

The exercise price per share of Common Stock and the conversion of your Option has been set based on what the Company regards as good faith compliance with the applicable guidance issued by the Internal Revenue Service (“IRS”) under Section 409A of the Code (“Section 409A”) in order to avoid the Option being treated as deferred compensation under Section 409A. However, the Company can give no assurance that the IRS will agree that the exercise price per share of Common Stock and/or the conversion of your Option has been set so that the Option will not be treated as deferred compensation under Section 409A. Accordingly, by accepting this Option and exercising any portion of your Option, you agree and acknowledge that the Company and its Subsidiaries, and each of their officers, employees, directors and shareholders, shall not be liable to you or any other person for any applicable taxes, interest, penalties or other costs associated with the Option if the IRS were to determine that the Option constitutes deferred compensation under Section 409A. You should consult with your own tax advisor concerning the tax consequences of the Option as deferred compensation under Section 409A.

Your Option may not be assigned, sold, encumbered, or in any way transferred or alienated. Repricing of this Option is not permitted, except as otherwise provided in the Plan.

The assumption and conversion of your Option is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the assumption and conversion of the Option is not subject to the supervision of the local securities authorities. No employee of the Company or any of the its Subsidiaries or affiliates is permitted to advise you on whether you should acquire shares of Common Stock by exercising the Option under the Plan. Investment in shares of Common Stock involves a degree of risk. Before deciding to acquire shares of Common Stock by exercising the Option, you should carefully consider all risk factors relevant to the acquisition of shares of Common Stock under the Plan and you should carefully review all of the materials related to the Option and the Plan. In addition, you should consult with your personal advisor for professional investment advice.

The Plan is governed by and subject to the laws of the State of Oregon, without giving effect to the conflicts of laws provisions thereof. Interpretation of the Plan and your rights under the Plan will be governed by provisions of the laws of the State of Oregon, without giving effect to the conflicts of laws provisions thereof.

Options covered by this Notice may have certain tax consequences at the time of exercise. You are encouraged to obtain independent tax advice before exercising any Options.

As a condition to the delivery of shares of Common Stock upon your exercise of the Option, you must make arrangements satisfactory to the Company for the payment of any and all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) required to be paid or withheld in connection with the exercise of the Option. If your country of residence (and/or country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a number of whole shares of Common Stock otherwise issuable upon exercise of the Option that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the exercised Option. For purposes of the foregoing, no fractional shares of Common Stock will be withheld or issued pursuant to the assumption and conversion of the Option and the issuance of shares of Common Stock hereunder. Alternatively, the Company and/or the Subsidiary that employs you may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or other amounts payable to you, with no withholding of shares of Common Stock, or may require you to submit a cash payment equivalent to the minimum Tax-Related Items required to be withheld with respect to the exercised Option. In the event the withholding requirements are not satisfied, no shares of Common Stock will be issued to you (or your estate) upon exercise of the Option unless and until satisfactory arrangements (as determined by the Company in its sole discretion) have been made by you with respect to the payment of any such Tax-Related Items. All other Tax-Related Items related to the Option and any shares of Common Stock delivered in payment thereof are your sole responsibility.

The Company may, in its sole discretion, decide to deliver any documents related to the Option to you under the Plan by electronic means. You hereby consent to receive such documents be electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third-party designated by the Company.

If you are resident and/or employed outside of the United States, you acknowledge and agree that it is your express intent that this Notice, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Options, be drawn up in English. If you have received the Notice, the Plan or any other documents related to the Options translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

The Company reserves the right to impose other requirements on the Option, any shares of Common Stock acquired pursuant to the Option, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

Notwithstanding any provision of these terms and conditions to the contrary, the Option shall be subject to such special terms and conditions for your country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in an addendum to this Notice of Option Assumption and Conversion (the “Addendum”). If you transfer your residence and/or employment to another country, any special terms and conditions for such country will apply to the Option to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. In all circumstances, the Addendum shall constitute part of the Notice and these terms and conditions.

This Notice is addressed to you in duplicate and will not be effective until you execute the acceptance below and return one copy to Kim Moore, thereby acknowledging that you have read, approved of and agreed to all the terms and conditions of this Notice and the Plan.

Accepted:

Signature:____________________________

Name:_______________________________

Date:_________________________________

E*TRADE
Your Option details have been posted on-line at www.etrade.com/stockplans. Your "stock plan" account will allow you to view your current balance of vested/unvested Options, exercise vested Options and initiate a variety of other Option management services.

Kim Moore is RadiSys' Stock Plan Administrator. Please contact her at 503-615-1744 or via email kim.moore@radisys.com if you have any questions or concerns regarding the accuracy of Option data listed on-line, received Option documents, the process for exercising Options and/or terms and conditions of the Plan.